YTB International, Inc. Announces Change in Auditing Firm

Edwardsville, IL. January 4, 2006. YTB International, Inc. [OTCBB: YTBL] The Audit Committee of YTB International, Inc. has announced the engagement of the firm of UHY LLP. as its independent audit firm for the year ending December 31, 2005. UHY is one of the 20 largest accounting firms in the United States.

“We are excited about securing a firm with extensive accounting and reporting expertise as we continue our tremendous growth into the future,” said John Clagg, Chief Financial Officer of YTB International, Inc. “We wanted a firm that has experience in dealing with publicly traded middle market companies, and emerging companies and that is exactly the kind of experience UHY brings to us.”

Scott Tomer, YTBI Chief Executive Officer stated that, “Securing the right firm to insure compliance with the maze of regulations in the accounting arena was paramount to the Board of Directors to ensure that we provide the proper and correct information to our shareholders and employees. This is another step we are taking to ensure the integrity of the organization’s future, and we are happy with the appointment of UHY as our new independent accountants.”

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing on-line travel agencies through a nationwide network of over 20,000 independent business people, known as Independent Marketing Representatives, or “IMRs.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of on-line travel agents (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The Rezconnect Technologies division builds online reservation systems for suppliers within the travel industry.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.